Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-100490, No. 333-116549, No. 333-117216, No. 333-123177 and No. 333-129054) and Form S-8 (No. 333-42626, No. 333-44854, No. 333-75666, No. 333-118839 and No. 333-130624) of Perficient, Inc. of our reports dated March 30, 2006, relating to the consolidated financial statements and schedule, and the effectiveness of Perficient, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

BDO Seidman, LLP

Houston, Texas
March 30, 2006